UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2011

EXPRESS-1 EXPEDITED SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-32172 (Commission File Number)	03-0450326 (I.R.S. Employer Identification No.)

3399 Lakeshore Drive, Suite 225, Saint Joseph, Michigan, 49085
(Address of principal executive offices – zip code)

(269) 429-9761
(Registrant’s telephone number, including area code)

Not applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.01	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2011, Express-1 Expedited Solutions, Inc. (the “Company” “XPO”) named John D. Welch its Chief Financial Officer. Mr. Welch has served as Interim Chief Financial Officer of XPO since April of 2010 and has served in various financial positions including Corporate Controller of XPO, and Chief Financial Officer of its expediting subsidiary, Express-1, Inc., prior to its acquisition by XPO in 2004.

Prior to joining Express-1, Mr. Welch served as Vice President of Finance for United Memorial Hospital in Greenville, Michigan (1992-1996) and Controller for Michiana Community Hospital in Mishawaka, Indiana (1987-1992). He also worked as a certified public accountant for Crowe Chizek & Company (1983-1987). Mr. Welch is the brother of Michael R. Welch, XPO’s Chief Executive Officer.  Mr. Welch graduated from Nazareth College in 1983 with a Bachelors of Accounting degree and obtained his CPA certificate in 1986.  Mr. Welch is 50 years old.

XPO and Mr. Welch entered into an Executive Employment Agreement on March 21, 2011. The agreement has an initial term of three years, and provides for a base salary of $160,000 plus the potential of an annual performance bonus. The agreement contains standard non-competition, non-solicitation, and non-disclosure provisions.  The foregoing description is subject to the express terms of the agreement, a copy of which is attached hereto as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit No. 10.1 99.1	Exhibit Description Executive Employment Agreement dated March 21, 2011 Press release dated March 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Express-1 Expedited Solutions, Inc.

Dated March 22, 2011	By:	/s/ Michael R. Welch
Michael R. Welch Chief Executive Officer